Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of October, 2012
(the “Effective Date”)

A M O N G

OPEN TEXT INC.
a corporation incorporated under the laws of the State of Delaware (hereinafter referred to as the “Corporation”)

OF THE FIRST PART

- and -

James S. Mackey
a resident of the State of Pennsylvania,
(hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS the Corporation is desirous of retaining the services of the Executive as an employee of the Corporation and as its Executive;

WHEREAS the Executive has agreed to enter into and deliver this Agreement on the terms and conditions contained herein; and

WHEREAS the Executive has agreed to enter into and deliver this Agreement in consideration of receiving certain additional benefits and other additional compensation as provided for pursuant to the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For the purposes of this definition and Agreement, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(b)	"Agreement" means this Employment Agreement as may be amended or supplemented from time to time, including any and all schedules annexed hereto;

(c)	"Annual Base Salary" has the meaning ascribed to that term in Section 6(a) hereof;

(d)	"Board of Directors" means the board of directors of Open Text Corporation as may be constituted from time to time, and "Directors" means the directors of Open Text Corporation;

(e)	"Change of Control" means either of the following events:

(i)	the sale of all or substantially all of the assets of Open Text Corporation; or

(ii)
any transaction whereby any person, together with Affiliates and Associates of such person, or any group of persons acting in concert (collectively, "Acquiror" or "Acquirors"), acquires beneficial ownership of more than 50% of the issued common shares of Open Text Corporation on a fully diluted basis, or any transaction as a result of which beneficial ownership of common shares constituting more than 50% in the aggregate of the issued common shares of Open Text Corporation on a fully diluted basis cease to be held by persons who are shareholders of Open Text Corporation as at the date hereof or by Affiliates or Associates of such present shareholders;

(for the purposes of this definition and this Agreement, the terms "Associate," "group," and "beneficial ownership" shall have the meanings ascribed thereto under Rule 14a-1(a) of the General Rules of the Exchange Act, Section 14(d)(2) of the Exchange Act, and Rule 13d-3 of the General Rules of the Exchange Act, respectively);

(f)	"Compensation Committee" means the compensation committee of the Board of Directors of Open Text Corporation as may be constituted from time to time;

(g)
"Date of Termination" shall mean the date of termination of the Executive's employment, whether by death of the Executive, by the Executive or by the Corporation pursuant to the terms of this Agreement;

(h)	"Disability" has the meaning ascribed to that term in Section 12(b) hereof;

(i)	"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time;

(j)
"Incumbent Director" shall mean any member of the Board of Directors who was a member of the Board of Directors immediately prior to a Change of Control and any successor to an Incumbent Director who was recommended or appointed to succeed any Incumbent Director by the affirmative vote of the Directors when that affirmative vote includes the affirmative vote of a majority of the Incumbent Directors then on the Board of Directors;

(k)	"Just Cause" shall mean:

(i)
the failure by the Executive to perform his duties according to the terms of his employment (other than those (A) that follow a demotion in his position or duties or (B) resulting from the Executive's Disability) after the Corporation has given the Executive reasonable notice of such failure and a reasonable opportunity to correct it;

(ii)
the engaging by the Executive in any act that is materially injurious to the Corporation, monetarily or otherwise, but not including, following a Change of Control, the expression of opinions contrary to those directors of the Corporation who are not Incumbent Directors or those of the Acquirors;

(iii)
the engaging by the Executive in any act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Corporation's expense, including the failure by the Executive to honor his fiduciary duties to the Corporation and his duty to act in the best interests of the Corporation;

(iv)
the failure by the Executive to comply with the provisions of Section 12(d) where the Executive elects to terminate his employment with the Corporation unless such termination of employment is properly given in accordance with the terms of Section 15(b) hereof;

(v)	the failure of the Executive to abide by the terms of any resolution passed by the Board of Directors; or

(vi)	the failure by the Executive to abide by the policies, procedures and codes of conduct of Open Text Inc. and the Corporation.

(l)
"Person" or "persons" includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator or other legal representative;

(m)
"Parachute Event" means the occurrence of the following without the Executive's written consent (except in connection with the termination of the employment of the Executive for Just Cause or Disability or termination of the Executive's employment because of the death of the Executive):

(i)
a material change (other than those that are consistent with a promotion) in the Executive's position or duties, responsibilities, title or office in effect immediately prior to the Change of Control (except for a change in any position or duties as a director of the Corporation), which includes any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices;

(ii)	A material reduction by the Corporation or any of its subsidiaries of the Executive's salary, benefits or any other form of remuneration payable by the Corporation or its subsidiaries;

(iii)
Any material failure by the Corporation or its subsidiaries to provide any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate immediately prior to a Change of Control, or the Corporation or its subsidiaries taking any action or failing to take any action that would materially and adversely affect the Executive's participation in or materially reduce his rights or benefits under or pursuant to any such plan; or

(iv)	Any other material breach by the Corporation of this Agreement.

For the sake of clarity, a forced relocation of the Executive's principal place of employment more than fifty (50) miles from his residence as of the Effective Date shall be considered a material breach by the Corporation of this Agreement.

However, none of the foregoing events or conditions will constitute a Parachute Event unless Executive provides the Corporation with written objection to the event or condition within 60 days following the occurrence thereof, the Corporation does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns his employment within 60 days following the expiration of that cure period.

(n)
"Voluntary Termination" means the termination of the Executive's employment with the Corporation by the Executive at his discretion in accordance with the provisions of Section 12(d) of this Agreement.

2.	INTENTIONALLY DELETED

3.	TERM

The initial term of this Agreement shall be one (1) year commencing on the Effective Date of this Agreement (“Initial Term”), subject to earlier termination as provided for in this Agreement. At the end of the Initial Term and each subsequent year thereafter, this Agreement shall be deemed to be extended automatically for an additional one-year term on the same terms and conditions unless either party gives contrary written notice to the other party no less than three (3) months prior to the date on which this Agreement would otherwise be extended.

4.	DUTIES

The Executive is engaged and agrees to perform services for and on behalf of the Corporation as its Senior VP, Corporate Development or in such other capacity to which the Executive may be assigned by the Corporation from time to time. The Executive shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any subsidiaries and Affiliates of the Corporation as may be determined from time to time by the Chief Executive Officer (“CEO”) and the Reporting Manager (as defined below) consistent with the office of the Executive. The Executive shall:

(a)	devote his full time, attention, and best efforts to the business, affairs, and goodwill of the Corporation;

(b)	perform those duties that may be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation; and

(c)	use his best efforts to promote the interest and goodwill of the Corporation.

5.	REPORTING PROCEDURES

The Executive shall report to the President and CEO (“Reporting Manager”). The Executive shall report fully on the management, operations, and business affairs of the Corporation and advise to the best of his ability and in accordance with business standards on business matters that may arise from time to time during the term of this Agreement.

6.	REMUNERATION AND BENEFITS

(a)
The Corporation shall pay to the Executive as compensation for his services provided hereunder an annual base salary ("Annual Base Salary") for each year of the term of this Agreement, which shall be determined by the Reporting Manager and the CEO and set out in a separate document, subject to the provisions of Section 8, and which shall be exclusive of bonuses, benefits and other compensation as provided for herein. The Annual Base Salary shall be payable in accordance with the Corporation's regular payroll practices for senior executives or in such other manner as may be mutually agreed upon, less, in any case, all applicable deductions or withholdings as required by law. As of the date of this Agreement, the Annual Base Salary is $350,000 USD.

(b)
The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation. Benefits to be enjoyed by the Executive during the term of this Agreement shall include, but not be limited to, those benefits set forth in Schedule “A”, as amended from time to time, and shall include reimbursement of any properly incurred expenses as provided for in Section 11 hereof.

(c)
You are eligible for inclusion in the Company LTIP plan as it is offered, from time to time.  However, participation is not an entitlement, but rather reviewed and approved by senior management and the board of directors at the beginning of each LTIP plan period. Providing the Board of Directors approve subsequent LTIP plans, your plan value will be $290,000 USD. Further details regarding these long-term incentive plans will be distributed to you in the near future.

7.	ANNUAL PERFORMANCE BONUS

In addition to the Executive's Annual Base Salary, the Executive may be awarded an additional bonus (the "Performance Bonus"), which shall be based upon performance goals approved by the Reporting Manager and the CEO from time to time and set forth in a separate document. Any changes respecting the amount or other terms of the Performance Bonus payable to the Executive must be approved by the Reporting Manager and the CEO (and if required, the Board of Directors). As of the date of this Agreement, the Performance Bonus target is $290,000 USD.

8.	SALARY AND/OR BONUS ADJUSTMENTS

Other than as herein provided, there shall be no cost-of-living increase or merit increase in the Annual Base Salary or increases in any bonuses payable to the Executive unless approved by the Reporting Manager and the CEO. The CEO and Reporting Manager shall review annually the Annual Base Salary and all other compensation to be received by the Executive under this Agreement.

9.	OPTIONS

You will be eligible to receive options to acquire 30,000 common shares of Open Text issuable under and subject to the terms of the Open Text 2004 Stock Option Plan and which issuance is subject to approval by the Board of Directors.  The price at which these options will be made available to you is the closing price of the shares on the trading day immediately preceding the date the share options were approved by the Board of Directors subject to any blackout period pursuant to the Open Text Insider Trading Policy.  These options will vest over a four (4) year period in the amounts as follows: 25% on the first anniversary the stock option grant date, 25% on the second anniversary, 25% on the third, and the final 25% on your fourth anniversary of the stock option grant date.

10.	VACATION

The Executive shall be entitled to twenty (20) days paid vacation per fiscal year of the Corporation at a time approved in advance by the Reporting Manager, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of the Executive's responsibilities. Any vacation entitlement hereunder shall be subject to the Corporation's policy respecting same in effect from time to time.

11.	EXPENSES

Subject to the terms of this section, the Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. Determination of whether expenses are reasonable or not shall be made by the Reporting Manager. For all such expenses the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

12.	TERMINATION

(a)	For Just Cause

The Corporation may immediately terminate the employment of the Executive for Just Cause without notice or any payment in lieu of notice, and for purposes of greater certainty, the Corporation shall have no obligation to make any payments to the Executive on account of severance or bonuses or partial bonuses or any other amounts except as expressly stipulated in Section 13(a) hereof.

(b)	For Disability

(i)
This Agreement and the Executive's employment hereunder may be immediately terminated by the Corporation by notice to the Executive if the Executive is determined to suffer from disability (hereinafter referred to as “Disability”). The Executive shall be deemed to suffer from Disability if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive's duties for 120 consecutive days, or if, during any year of the employment period, the Executive has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The CEO, acting reasonably (subject to Section 33 below), shall finally determine if the Executive is suffering from ill health, physical or mental disability or other causes beyond his control during the time periods as hereinbefore set forth in the event of any dispute between the Executive and the Corporation concerning the occurrence of Disability for purposes of this Section.

(ii)
Notwithstanding any short term or long term corporate benefits or insurance policies relating to disability maintained by the Corporation at the relevant time, if during any period of ill health, physical or mental disability or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive's duties less than 120 consecutive days (the “Short-Term Illness”), the Executive shall continue to receive all amounts of remuneration and benefits otherwise payable to and enjoyed by the Executive under this Agreement less any and all amounts received by and/or payable to the Executive in connection with benefits paid and/or payable as a result of such Short-Term Illness.

(iii)
Upon termination of this Agreement and the Executive's employment hereunder as a result of Disability, the Corporation shall pay to the Executive the severance payment provided for in Subsection 13(b) hereof less any and all amounts received by and/or payable to the Executive in connection with benefits paid and/or payable as a result of the Disability.

(iv)	The term "any year of the employment period" means any period of 12 consecutive months during the employment period.

(c)	For Death

This Agreement shall terminate immediately, without notice or any payment in lieu thereof, upon the death of the Executive.

(d)	Voluntary Termination by Executive

If the Executive is desirous of voluntarily terminating his employment with the Corporation at any time during the Agreement or in accordance with the terms for non-renewal under Section 3 hereof, the Executive agrees to give the Corporation 3 months advance written notice of such termination and further agrees that he shall not be entitled to any payment on account of severance under Section 13(b) hereof. The Reporting Manager or the CEO may waive such notice in writing after consulting with the Board of Directors, in their sole and absolute discretion, in which case the Executive's employment shall be deemed to terminate immediately, provided the Executive shall still be entitled to compensation due on account of Annual Base Salary and benefits earned up to the last date of the 3 month advance written notice period given by the Executive and any Performance Bonus earned and prorated during such 3 month notice period. Provided that the Executive gives the 3 month notice as required hereunder, any unvested options which would have otherwise vested during such advance written notice period shall be permitted to continue to vest during such period. The Executive shall have the right to exercise any options which are vested as at the Date of Termination for the period which is 90 days following such Date of Termination (the “90 Day Period”). For purposes of this Section 12(d), the term “Date of Termination” shall mean the actual day on which the Executive ceases to be employed plus the remainder of the 3 month notice period if and to the extent waived by the Reporting Manager or the CEO in consultation with the Board of Directors. Any termination properly given under Section 15 hereof and in accordance with the terms thereof shall not be considered a voluntary termination under this Section 12(d).

(e)	Termination by Corporation Other than For Just Cause, Disability or Death

The Corporation may terminate the employment of the Executive for any reason other than Just Cause, Disability or death of the Executive, notwithstanding any other provision of this Agreement, upon compliance with the terms of Section 13(b) hereof. In the event of non-renewal of this Agreement by the Corporation in accordance with Section 3 hereof, the Corporation shall comply with the terms of Section 13(b) hereof.

13.	SEVERANCE PAYMENTS

(a)
Upon termination of the Executive's employment for Just Cause, the Executive shall not be entitled to any severance or other payment other than Annual Base Salary earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination and all outstanding and accrued vacation pay to the Date of Termination. Upon termination of the Executive's employment: (i) for death; or (ii) by the voluntary termination of employment by the Executive pursuant to Section 12(d) hereof, the Executive shall not be entitled to any severance or other payment other than Annual Base Salary and any Performance Bonus earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination (which under Section 12(d) shall be as defined therein) and all outstanding and accrued vacation pay to the Date of Termination.

Notwithstanding the foregoing, the Executive shall not be entitled to any Performance Bonus earned by the Executive before the Date of Termination unless the Executive gives the Corporation the advanced written notice required by Section 12(d) hereof.

(b)
If the Executive's employment is terminated by the Corporation for any other reason other than the reasons set forth in Section 12(a) the Executive shall be entitled to an amount equal to the total of:

(i)	All outstanding base salary earned before the Date of Termination, less any amounts that the Executive received in connection with benefits paid or payable as a result of Disability if applicable;

(ii)	Any Performance Bonus which has been earned by the Executive before the

Date of Termination calculated on a pro rata basis based on the number of months in the current bonus period up to and including the Date of Termination ((pro rata Performance Bonus = annual Performance Bonus target / 12) x the number of months in the then-current bonus period up to and including the Date of Termination);

(iii)
Additional payments based on the Executive's length of service with the Corporation, calculated as the Executive's monthly base salary for the number of months set forth in the chart on Exhibit 1, less any amounts received by and/or payable to the Executive in connection with benefits paid or payable as a result of the Disability if applicable (for purposes of this section 12.b.(iii), the Executive's service start date is October 1, 2012);

(iv)
An amount equal to 1/12 of the Performance Bonus payments earned by the Executive during the bonus year preceding the current bonus year times the number of months referred to in the chart on Exhibit 1, based on the Executive's length of service with the Company.

(v)	All outstanding and accrued vacation pay;

(vi)	All properly incurred and reasonable business expenses owing to the Executive as of the Date of Termination; and

(vii)
The Executive's benefits provided for in Section 6(b) shall continue only through the Date of Termination. If the Executive elects to continue his health and dental insurance coverage pursuant to COBRA, reimbursement for the COBRA premiums for Executive and his dependents for the number of months corresponding to the months of the Executive's severance payments as set forth in the chart on Exhibit 1.

Any amounts due under Sections 13(b)(iii), 13(b)(iv) and 13(b)(vii) hereunder shall be paid by the Corporation to the Executive on a monthly basis (not in a lump sum). All salary, Performance Bonus, vacation and severance payments and COBRA reimbursements will be subject to applicable state and federal taxes and FICA withholding.

The payments and benefits described in Sections 13(b)(iii), 13(b)(iv) and 13(b)(vii) are conditioned on the Executive's execution and delivery to the Corporation and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his termination of employment, of a release of employment-related claims against the Corporation and its Affiliates substantially in the form attached hereto as Exhibit 2 (the “Release”). The payments and benefits described in Sections 3(b)(iii), 3(b)(iv) and 3(b)(vii) will begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made Sections 13(b)(iii), 13(b)(iv) and 13(b)(vii) hereof will be payable until the Executive has a “separation from service” from the Corporation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive's “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

(c)
Except as expressly stipulated in Sections 12(d) or 15 hereof or in this Section 13(c), any options which have not vested as of the Date of Termination (being in the case where the Corporation gives notice, the date specified by the Corporation as the date on which the Executive's employment will terminate) shall terminate and be of no further force and effect as of the Date of Termination and neither any period of notice nor any payment in lieu thereof upon termination of employment hereunder shall be considered as extending the period of employment for the purposes of vesting of options notwithstanding anything to the contrary in any other agreement between the Corporation and the Executive. Notwithstanding anything contained in this Section 13, in the event of termination by the Corporation other than for Just Cause, the Executive shall have the right to exercise any options which are vested as at the Date of Termination for the 90 Day Period as defined in Section 12(d). Any unvested options which would have otherwise vested during such 90 Day Period shall continue to vest during that period and to the extent any unvested options have vested during such 90 Day Period, the Executive shall also be entitled to exercise those options within a rolling 90 day period after the date of vesting of such options, which period will not exceed 180 days following the Date of Termination. In addition, notwithstanding anything contained in this Section 13 or elsewhere in this Agreement, in the event of termination due to death of the Executive, the estate of the Executive shall be entitled, at any time during the period which is 12 months following the date of death of the Executive (the “12 Month Period”), to exercise any options which have vested as at the date of death of the Executive. In addition, any unvested options which would have otherwise vested during such 12 Month Period shall continue to vest during that period and to the extent of any unvested options have vested during such period, the Executive's estate shall be entitled to exercise those options within a period which starts on the day of vesting and ends 12 months from the date of death of the Executive.

For purposes of greater certainty, if the Executive is terminated for Just Cause, Death or if the Executive's employment hereunder is terminated by the Executive pursuant to Section 12(d) then no payment whatsoever shall be made to the Executive under Sections 13(b).

14.	NO FURTHER ENTITLEMENTS

Except as expressly provided in Sections 12 and 13 above and Section 15 below, where the Executive's employment has been terminated by the Executive or terminated or deemed to have been terminated by the Corporation for any reason, the Executive will not be entitled to receive any further payments, in lieu of notice or as damages for any reason whatsoever. Except as to any entitlement as expressly provided in this Agreement, the Executive hereby waives any claims the Executive may have against the Corporation for or in respect of termination pay, severance pay, or on account of loss of office or employment or notice in lieu thereof.

15.	OPTION ACCELERATION AND SEVERANCE PAYMENTS ON CHANGE OF CONTROL

(a)	Termination by the Corporation

If the Executive's employment is terminated by the Corporation upon the giving of written notice of such termination to the Executive at any time within the 6 month period following a Change of Control (other than for Just Cause, Disability or Death), then the Executive shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 13(b) of this Agreement; and

ii.
notwithstanding anything to the contrary in Section 13 hereof or in this Agreement, all options granted by the Corporation to the Executive shall, following the giving of any notice by the Corporation under this Section 15(a), be deemed to vest immediately and shall be exercisable by the Executive for a period of 90 days following the giving of such notice by the Corporation hereunder.

(b)	Termination by Executive

If a Parachute Event occurs within the 6 month period following a Change of Control and the Executive's employment is terminated by the Executive upon the giving of written notice of such termination to the Corporation within 60 days following the occurrence of that Parachute Event, which shall be described in detail by the Executive in the written notice of termination given to the Corporation, the Executive shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 13(b) of this Agreement;

ii.
notwithstanding anything to the contrary in Section 13 hereof or in this Agreement, all options granted by the Corporation to the Executive shall, following the giving of proper notice by the Executive, under this Section 15(b), be deemed to vest immediately and shall be exercisable by the Executive for a period of 90 days following the giving of such notice.

16.	DISCLOSURE

During the employment period, the Executive shall promptly disclose to the Reporting Manager full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, the Corporation or to any of its suppliers or customers.

17.	NON-COMPETITION/NON-SOLICITATION/PROPRIETARY RIGHTS AGREEMENT

The Executive agrees to execute contemporaneously with his execution of this Agreement the confidentiality, non-solicitation and inventions/proprietary rights agreement in substantially the form annexed hereto as Schedule "B".

18.	RETURN OF MATERIALS

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries, Affiliates, and Associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such subsidiary, Affiliate or Associate, as the case may be. On termination of the Executive's employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

19.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

20.	SEVERABILITY

If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, including the Schedules attached hereto and incorporated by reference, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

21.	ENFORCEABILITY

The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

22.	ASSIGNMENT OF AGREEMENT

The Executive may not assign, pledge or encumber the Executive's interest in this agreement nor assign any of the rights or duties of the Executive under this agreement without the prior written consent of the Corporation. This Agreement may be freely assigned by the Corporation to a purchaser of all or substantially all of the assets of the Corporation, a subsidiary of the Corporation, a division of the Corporation or the Affiliates or Associates of the Corporation, as long as the purchaser/assignee expressly agrees in writing to assume the obligations of the Corporation under this Agreement.

23.	SUCCESSORS

This agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

24.	NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notices shall be addressed as follows:

(i)	If to the Corporation:

c/o Open Text Inc.
275 Frank Tompa Drive
Waterloo, Ontario, Canada
N2L 0A1

(ii)	If to the Executive:

James S. Mackey
2 Saddlebrook Circle
Media, PA, United States
19063

25.	LEGAL ADVICE

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this agreement.

26.	RESIGNATION OF DIRECTORSHIPS, ETC.

The Executive agrees that after termination of his employment, he will, at the request of the CEO or the Reporting Manager, tender his resignation from any position he may hold as an officer or director of the Corporation or any of its subsidiaries, Affiliates or Associates, and the Executive further covenants and agrees, if so requested by the CEO or the Reporting Manager, not to stand for re-election to any office of the Corporation or any of its subsidiaries, Affiliates or Associates at any time following termination of the Executive's employment hereunder.

27.	NO DEROGATION

Nothing herein derogates from any rights the Executive may have under applicable law, except as set out in this section. The parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive are in full satisfaction of any rights or entitlements the Executive may have as against the subsidiaries, Affiliates and Associates of the Corporation as a result of the termination of his employment with such subsidiaries, Affiliates or Associates.

28.	CURRENCY

All dollars referenced herein are in United States dollars unless expressly provided to the contrary.

29.	Withholding

The Corporation shall have the right to withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local, and/or other taxes which the Corporation determines are required to be withheld in accordance with applicable statutes or regulations.

30.	NON-DISPARAGEMENT

The Executive covenants and agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation, its subsidiaries, Affiliates or Associates or its and their management.
31.    TAXES
In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Corporation, by any of its Affiliates, by any person who acquires ownership or effective control of the Corporation or ownership of a substantial portion of the Corporation's assets (within the meaning of Section 280G of the Code, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to the maximum value of such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and the Executive shall receive the greater, on an after-tax basis, of (x) or (y) above.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section 31 shall be made by a nationally recognized independent audit firm not retained by the Corporation at the time of the Change of Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Corporation and to the Executive within seven (7) business days of the Executive's termination date, if applicable, or such earlier time as is requested by the Corporation. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 280G of the Code, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. As expressly permitted by Q/A #32 of the regulations governing Section 280G of the Code, with respect to performing any present value calculations that are required in connection with this Section 31, Executive and Corporation each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. The Corporation shall pay the fees and costs of the Accountants which are incurred in connection with this Section 31.

32.    409A
Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to the Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
Anything to the contrary herein notwithstanding, all benefits or payments provided by the Corporation to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.
33.    PRIVACY

(a)
The Executive acknowledges and agrees that the Corporation may collect, use and disclose his personal information for purposes relating to his employment with the Corporation. The purposes of such collection, use and disclosure include, but are not limited to:

(i)	ensuring that the Executive is paid for his services to the Corporation which includes disclosure to third party payroll providers;

(ii)
administering and/or facilitating the provision of any benefits to which the Executive is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, pension, group Savings and/or stock options. This shall include the disclosure of the Executive's personal information to the Corporation's third party service providers and administrators;

(iii)	compliance by the Corporation with any regulatory reporting and withholding requirements relating to the Executive's employment;

(iv)
in the event of a sale or transfer of all or part of the shares or assets of the Corporation or its subsidiaries or Affiliates, disclosing to any potential acquiring organization the Executive's personal information solely for the purposes of determining the value of the Corporation and its assets and liabilities and to evaluate the Executive's position in the Corporation. If the Executive's personal information is disclosed to any potential acquiring organization, the Corporation will require the potential acquiring organization to agree to protect the privacy of the Executive's personal information in a manner that is consistent with any policy of the Corporation dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time;

(v)
compliance by the Corporation of its obligations to report improper or illegal conduct by any of its directors, officers, employees or agents under any applicable securities, criminal or other law; and

(vi)
monitoring the Executive's access to the Corporation's electronic media services in order to ensure that the use of such services is in compliance with the Corporation's policies and procedures and is not in violation of any applicable laws.

(b)
If the Executive's specific consent to the collection, use or disclosure of his personal information is required in the future, the Executive hereby agrees to provide such consent, and if the Executive refuses to provide or withdraws his consent, the Executive acknowledges that his employment and/or his entitlement to certain employment benefits may be negatively affected.

34.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties relating to such subject matter, including any other employment agreement made between the Corporation and the Executive.

35.    ARBITRATION

With the exception of an action to enforce the restrictive covenants in Schedule B hereof, any dispute arising out of or relating to this Agreement shall be resolved by final and binding arbitration in accordance with the then-current rules of the American Arbitration Association (“AAA”). The arbitration hearing shall be held in the State of Delaware, unless otherwise agreed to by the parties, before a panel of three arbitrators selected in accordance with the procedures established by the AAA. An action by the Corporation to enforce the restrictive covenants in Schedule B may be filed in a court of competent jurisdiction as provided in Schedule B.

The party who initiates the arbitration shall pay the filing fees. The Corporation shall bear the fees of the arbitrator and any costs of or assessed by the arbitrator. Each party shall bear the costs and expenses of its own counsel, technical advisors and expert witnesses, unless the decision of the arbitrator otherwise directs. The decision of the arbitrators shall be tendered within sixty (60) days of final submission of the parties in writing or any hearing before the arbitrators and shall include their individual votes. Either party may enforce the arbitration award in any court of competent jurisdiction or in the forum selected in Section 36 below. The parties understand and acknowledge that they are waiving their rights to a jury trial regarding any matters subject to arbitration under this Agreement.

36.    FORUM SELECTION

The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of the employment relationship between the Executive and the Corporation not subject to the Arbitration provision in Section 35 hereof shall be filed, tried and litigated only in a federal or state court located in the State of Delaware. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.

37.    NO CONFLICTING OBLIGATIONS

The Executive represents and warrants that none of the negotiation, entering into or performance of this Agreement has resulted in or may result in a breach by the Executive of any agreement, duty or other obligation with or to any Person, including, without limitation, any agreement, duty or obligation not to compete with any Person or to keep confidential the confidential information of any Person, and there exists no agreement, duty or other obligation binding upon the Executive that conflicts with the Executive's obligations under this Agreement. The Executive agrees to indemnify and hold the Corporation and its subsidiaries and Affiliates, and their officers, directors, employees, agents and consultants harmless against any and all claims, liabilities, damages or costs incurred by any of them by reason of an alleged violation by the Executive of the representations contained in this Section.

38.    No Set-Off

The existence of any claim, demand, action or cause of action of the Executive against the Corporation, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Corporation of any covenant or agreement of the Executive contained herein.

39.    Amendment

This Agreement may be amended, modified or supplemented only by a written agreement executed by each of the parties hereto.

40.    Headings

The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

41.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

OPEN TEXT INC.

/s/ Manny Sousa

Per:    Manny Sousa
SVP, Global Human Resources

SIGNED, SEALED AND DELIVERED
in the presence of:
)
)

)
) /s/ James S. Mackey
James S. Mackey

SCHEDULE "A"

Remuneration - Benefits

Schedule “A” to the Employment Agreement made as of the 1st day of October, 2012, by and between Open Text, Inc.(the “Corporation”) and James S. Mackey, (the “Executive”).

Benefits to be enjoyed by the Executive during the term of this Agreement shall include, but are not limited to:

(i)	reimbursement of reasonable cell phone expenses consistent with corporate policy;

(ii)

(iii)	a $5,000 perquisite allowance per fiscal year, which may be used for reimbursement of the following types of services or fees:

•	Financial planning

•	Tax planning

•	Estate planning

•	Athletic/Health Club

•	Additional Life Insurance

(iv)	the services of Medisys Health Group Inc., for the purposes of obtaining mandatory and regular Health Examinations.

SCHEDULE "B"

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

As an employee of Open Text Corporation or any related or affiliated company (“the Company”):

A.	I understand and agree that I have a responsibility to protect and avoid the unauthorized use or disclosure of confidential information of the Company; and

B.	I have a responsibility not to solicit or entice away from the Company any customer of the Company or any employee of the Company.

I.
Confidential Information. For purposes of this Agreement, the term “confidential information” means all information that is not generally known and which I obtained from the Company, or learn, discover, develop, conceive or create during the term of my employment with the Company, and which relates directly to the business or to assets of the Company. Confidential information includes, but is not limited to: inventions, discoveries, know-how ideas, computer programs, designs, algorithms, processes and structures, product information, research and development information, lists of clients and other information related thereto, financial data and information, business plans and processes, and any other information of the Company that the Company informs me, or which I should know by virtue of my position or the circumstances in which I learned it, is to be kept confidential. Confidential information also includes information obtained by the Company in confidence from its vendors or its clients. Confidential information may or may not be labeled as “confidential”. If I am unsure as to whether information is “confidential”, I will as my manager for assistance.

Confidential information does not include any information that has been made generally available to the public. It also does not include any general technical skills or general experience gained by me during my employment with the Company. I understand that the Company has no objection to my using these skills and experience in any new business venture or employment following the cessation of my employment with the Company.

I recognize and acknowledge that in the course of my employment with the Company I may obtain knowledge of confidential and proprietary information of a special and unique nature and value and I may become familiar with trade secrets of the Company relating to the conduct and details of the Company’s business. While I am employed by the Company and for a period of three years following the cessation of my employment, I agree:

A.
To keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company), and shall faithfully do all in my power to assist the Company in holding in secrecy all of the Company’s confidential information as defined above.

B.
To keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company) any and all secrets or confidential information related to the Company’s activities or affairs which I now know or which are hereafter disclosed or made known to me or otherwise learned or acquired by me, including information respecting the business affairs, prospects, operations or strategic plans respecting the Company, which knowledge I gain in my capacity as an employee of the Company and which knowledge is not publicly available or disclosed.

II.	Agreement Not to Solicit. I agree that while I am an employee of the Company and for six (6) months thereafter that I will:

A.
not solicit or entice or attempt to solicit or entice away from the Company any of the employees of the Company to enter into employment or service with any person, business, firm or corporation other than the Company.

B.	not solicit or entice or attempt to solicit or entice away from the Company any customer or any other person, firm or corporation dealing with the Company.

III.
Return of Documents. Upon the cessation of my employment with the Company for any reason, I agree to return to the Company all records, documents, memoranda, or other papers, copies or recordings, tapes, disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models manuals, documentation and notes as are in my possession or control. I acknowledge and agree that all such items are strictly confidential and are the sole and exclusive property of the Company.

IV.	General.

A.
I further represent and warrant that I have not entered into any Agreement with any previous or present employer which would prevent me from accepting employment with the Company or which would prevent me from lawfully executing this Agreement.

B.
I understand that the obligations outlined in this Agreement are the concern and responsibility of all employees of the Company. I agree to report in writing any violations of these policies to my manager or to the SVP, Global Human Resources.

C.
All the provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void of invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain binding in accordance with its terms.

D.
This Agreement and all the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and in the courts of the Province of Ontario there shall be exclusive jurisdiction to determine all disputes relating to this Agreement and all the rights and obligations created hereby. I hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

E.
I acknowledge that my employment with the Company is contingent on my acceptance and my observance of this Agreement, and that such employment is adequate and sufficient consideration to bind me to all of the covenants and agreements made by me under this Agreement.

Bonnie L. Mackey     James S. Mackey
Print Name of Witness    Print Name of Employee

/s/ Bonnie L. Mackey     /s/ James S. Mackey
Signature of Witness    Signature of Employee

Date:     9/21/12

Exhibit 1

Severance Payment vs. Length of Service

Length of Service (years)	Severance Payments in Months
Less than 10 years of employment	12 months

More than 10 years of employment	12 months, plus one (1) additional month for each year of employment in excess of 10 years, up to a maximum of 24 months

Exhibit 2

This RELEASE OF CLAIMS (this “Release”) is given on this [__] day of [_______], 20[__] by James S. Mackey (the “Executive”).
WHEREAS, the Executive's employment with Open Text, Inc., a Delaware corporation (the “Corporation”), has terminated; and
WHEREAS, pursuant to Section 13(b) of the Employment Agreement by and between the Corporation and the Executive dated as of October 1, 2012 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to his execution and non-revocation of this Release. All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:
Consideration. The Executive acknowledges that the payments and benefits set forth in Section 13(b)(iii), 13(b)(iv) and 13(b)(vii) of the Employment Agreement are being apid in consideration of his agreement to execute this Release.
Executive's Release. The Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Corporation and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them arising out of or relating to his employment with the Corporation occurring up to and including the date of the this Release. This Release specifically includes, but is not limited to:
any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;
any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;
any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993,

29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;
any and all Claims under any federal or state statute relating to employee benefits or pensions;
any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and
any and all Claims for attorneys' fees and costs.
Excluded from the release set forth herein is any claim (i) for indemnification under the Corporation's certificate of incorporation or bylaws or as a matter of law, (ii) for vested benefits under any employee benefit plan of the Corporation or it affiliates, or (iii) which cannot be waived as a matter of law.

The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive's employment by the Corporation or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

Acknowledgment. The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.
No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Corporation to the Executive.
Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
Advice of Counsel; Revocation Period. The Executive has been advised to seek the advice of counsel prior to signing this Release. The Executive hereby acknowledges that the

Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily executing this Release with full knowledge of its provisions and effects. The Executive further acknowledges that he has been given at least TWENTY-ONE (21) days within which to consider this Release and that he has SEVEN (7) days following his execution of this Release to revoke his acceptance, with this Release not becoming effective until the 7-day revocation period has expired. If the Executive elects to revoke his acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Executive accepted this Release) to:
Open Tex, Inc.
275 Frank Tompa
Waterloo, Ontario, Canada
N2L 0A1
Attn: Chief Executive Officer
Representations and Warranties. The Executive represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind.
Governing Law. This Release shall be governed by the laws of the State of Delaware without regard to the conflict of law principles of any jurisdiction.
IN WITNESS WHEREOF, the Executive has executed this Release on the date first above written.

____________________
James S. Mackey